Exhibit 10.57

[LETTERHEAD OF SEARS HOLDINGS CORPORATION]

January 19, 2017

Robert J. Naedele Jr.
11740 SW Breyman Ave
Portland, OR 97219

Dear B.J.,

We are pleased to extend to you our offer to join Sears Holdings Corporation (“SHC”) as Chief Commercial Officer, Shop Your Way, reporting to Edward Lampert, Chief Executive Officer. Your start date is to be determined and you will be employed by Sears Holdings Management Corporation (together with SHC, “the Company”). Your work location will be the Company’s Corporate Headquarters located in Hoffman Estates, IL. This letter serves as confirmation of our offer, subject to all of the contingencies listed below and subject to the approval of the Compensation Committee (“Compensation Committee”) of SHC’s Board of Directors.
The key elements of your compensation package and the other conditions of your employment are as follows:

•	Annual base salary at a rate of $550,000.

•
You will receive a one-time sign-on bonus of $180,000. This sign-on bonus will be payable within thirty (30) days following your start date. In the event you voluntarily terminate your employment with the Company or are terminated by the Company for misconduct or integrity issues within twenty-four (24) months of your start date, you will be required to repay the full amount of the payment paid to you, including any taxes withheld, unless prohibited by law, to the Company within thirty (30) days of your last day worked.

•
Participation in the Sears Holdings Corporation Annual Incentive Plan (“AIP”) with an annual target incentive opportunity of 100% of your base salary. Your first year target annual incentive opportunity under the AIP will be prorated based on the period of time from your start date until the last day of such fiscal year. Any payment under the AIP will be paid by April 15th of the following fiscal year, provided that you fulfill the duties and responsibilities of your position for the applicable fiscal year (as determined by the Company) and are actively employed as of the payment date. Further details regarding your AIP target award will be provided to you following your start date.

•
Notwithstanding the foregoing, provided you fulfill the duties and responsibilities of your position for the applicable fiscal year (as determined by the Company) and are actively employed on the AIP payment date for the applicable fiscal year’s AIP, for the following fiscal years, your AIP bonus will be no less than the minimum amount indicated below:

Fiscal Year	Minimum Amount
2017	100% of your pro-rated target incentive opportunity under the 2017 AIP.
2018	100% of your target incentive opportunity under the 2018 AIP less the actual 2017 AIP paid to you on or about April 15, 2018.

Mr. Robert J. Naedele Jr.
1/19/2017

•
You will be eligible to receive a Special Incentive Award (“SIA”) with respect to each of SHC’s fiscal years stated in the chart below. Any SIA amount payable with respect to a fiscal year will be paid by April 15th of the following fiscal year provided that you are actively employed at the applicable payment date. The following is a summary of the target amounts per fiscal year under your SIA. The performance criteria and metrics detailing the payout of your SIA will be determined by the company and provided to you at a later date.

Fiscal Year	Target Amount
2017	$300,000 prorated from your start date through February 3, 2018, the last day of SHC’s 2017 fiscal year
2018	$400,000
2019	$500,000

•
Participation in the SHC long-term incentive programs (“LTI”): Your target incentive opportunity under the SHC LTI will be 100% of your base salary. However, your 2017 LTI target opportunity will be prorated based on the period of time from your start date through February 1, 2020, the last day of SHC’s 2019 fiscal year and the last day of the 2017 - 2019 LTI performance period. SHC’s LTI is comprised of two separate programs: (i) Cash Long-Term Incentive Plan (“Cash LTI”), a time-based vesting program; and (ii) Long-Term Incentive Program (“LTIP”), a performance-based program. For the 2017 LTI , Cash LTI is 25% of your total LTI target opportunity, and LTIP is 75% of the total. Further details regarding your SHC LTI target award and both programs will be provided to you following your start date.

•	A special cash award of $450,000 (“Special Cash Award”). This award will be earned progressively as of your first (1st), second (2nd) and third (3rd) anniversaries of your start date as follows:

Anniversary of Start Date	Amount
1st	$100,000
2nd	$175,000
3rd	$175,000

Payment under the Special Cash Award will be made within thirty (30) days after the applicable anniversary, in all events, provided you have fulfilled the duties and responsibilities of your position, as determined by the Company and are actively employed on the applicable anniversary date. In the event that your employment with the Company terminates for any reason prior to an applicable anniversary date, you will not be entitled to receive any unpaid portion of the Special Cash Award. Further, if you are terminated by the Company for misconduct or integrity issues within twelve (12) months of a payment date, you will be required to repay the Company any portion of the Special Cash Award paid to you within such twelve (12) month period, which repayment will be due within thirty (30) days of your last day worked.

•	You represent and warrant to the Company that:

(a)
as of your start date with the Company, you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with the Company or any of its affiliates; and,

Mr. Robert J. Naedele Jr.
1/19/2017

(b)
you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as disclosed to and approved by the Company in advance of your start date.

In addition, you agree that you will not (1) become a member of any board or body described in clause (b)(i) above, or (2) become a party to any agreement described in clause (b)(ii), above, in each case without the prior written consent of the Company, such consent not to be unreasonably withheld. Further, you agree you will not disclose or use, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

•
You will be required to sign an Executive Severance Agreement (“Agreement”), the Agreement provides consideration of twelve (12) months of salary continuation, subject to mitigation, upon, for example, involuntary termination without Cause as defined therein. In addition, the Agreement includes non-disclosure, non-solicitation and a limited non-compete that apply following termination of employment and regardless of whether you receive severance benefits under this Agreement. These provisions are detailed in the Agreement, which you should review thoroughly.

•
You will be provided commuter benefits from your start date through August 31, 2017 or until completion of your relocation to the greater Chicago metropolitan area, whichever occurs first. These commuter benefits will be:

•
Weekly round trip commercial air transportation between your home in Portland, OR and the greater Chicago metropolitan area, subject to the procedures and guidelines set forth in SHC’s Corporate Travel and Entertainment Policy (“T&E Policy”); and

•
A monthly cash commuter allowance of $5,000. This cash allowance is intended to assist you with all other commuter related expenses including but not limited to hotel or rent (including security deposit), utilities, meals, ground transportation including car rental, fuel and tolls, as applicable. This payment will be processed with the last paycheck of each month and is subject to applicable tax withholding.

You will be provided with a corporate Commuter Credit Card that should be used to purchase only the round trip commercial air transportation described above. A separate corporate Travel Credit Card will be provided to you to be used for eligible business expenses. You will be required to track your commuter expenses separate from your business expenses. On a monthly basis, after you submit your expense report(s), the Company will pay the commuter air transportation and business expenses in accordance with the Company’s Travel and Entertainment Policy.

Commuter benefits will be treated as taxable imputed income to you and will be included in your W-2 wages. the Company will add to your pay a cash gross-up equal to 35% of the imputed income related to the commuter air transportation to defray a portion of the taxes due on these expenses.

•
You will be eligible for relocation assistance in accordance with the Company’s standard relocation policy. To receive relocation assistance, you must sign a Relocation Repayment Agreement which will be included in the Relocation Benefits package that will be sent to you from the company’s relocation vendor. A sample copy of the Relocation Repayment Agreement is enclosed for your information. Your relocation package will include:

Mr. Robert J. Naedele Jr.
1/19/2017

•	Home sale assistance and moving and storage of household goods (includes shipment of up to two (2) automobiles); and

•	A one-time relocation lump sum payment of $30,000 (net)

The relocation lump sum payment will be made as soon as administratively possible once your commuting period concludes, but if for any reason, you do not complete your relocation by the first anniversary of your start date, you will be required to repay the Company any portion of the relocation lump sum already paid to you, including any taxes withheld, unless prohibited by law within thirty (30) days of your last day worked or first anniversary of your start date, whichever occurs first.

Once you have received your relocation lump sum payment, your commuter benefits will cease.

•	You will be covered under and subject to the terms and conditions of the Non-Accrual Vacation Policy.

•
You will be eligible to participate in all retirement, health and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

•	This offer also is contingent upon satisfactory completion of a background reference check, employment authorization verification and pre-employment drug test.
All payments in this letter will be subject to applicable tax withholding requirements (except the one-time relocation lump sum payment referenced above). Additionally, all payments are also subject to offset any amounts you may owe the company to the maximum extent permitted by law.

B.J., we are looking forward to you joining Sears Holdings Corporation. We are excited about the important contributions you will make to the company and look forward to your acceptance of our offer. If you need additional information or clarification, please call.

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter along with your signed Executive Severance Agreement to my attention.

Sincerely,

/s/ Tiffany Morris

Tiffany Morris

Enclosures

Accepted:

__/s/ Robert J. Naedele Jr.__________________         __1__/_20_/_17_
Robert J. Naedele Jr.                                         Date

Mr. Robert J. Naedele Jr.
1/19/2017

RELOCATION REPAYMENT AGREEMENT
In consideration for the relocation expenses associated with my relocation that are paid by Sears Holdings Corporation (the “Company”) and/or it’s relocation services provider (“Consultant”) either directly to me, or on my behalf, I acknowledge and agree to the following:

1.
The Company will withhold and report on Form W-2 all taxes applicable to relocation benefits and payments for relocation services. It is my responsibility to maintain all receipts for and documentation of my relocation expenses.

2.
If I do not complete my relocation by the first anniversary of my start date with the Company, I will repay all relocation benefits and reimbursements, with taxes, to the Company within thirty (30) days of request and will forfeit any and all rights, claims or interest in or to any future benefits and/or payments.

3.
If I withdraw from the offered relocation, voluntarily terminate my employment with the Company or be involuntarily terminated from employment by the Company for misconduct or integrity, I will reimburse the Company, as specified below, for relocation benefits and payments provided to me or paid on my behalf including any taxes withheld and any tax gross-up, unless prohibited by law:

100% reimbursement - if within the first 24 months of employment

4.
I authorize the Company to make deductions from my final paycheck and any form of compensation paid to me following my termination to satisfy any reimbursement obligation under this Agreement except if and to the extent prohibited by law. If such deductions are not sufficient to reimburse the Company, I will pay the Company the remaining balance on my last day of employment. If I fail to fulfill the reimbursement obligation, I will be liable for all costs and attorney fees incurred by the Company in connection with the collection of my relocation expenses.

5.	My relocation expenses will not be processed unless I sign this Agreement.

6.	This Agreement will be governed by the laws of the State of Illinois without regard to its choice of law provisions.

Sears Holdings Corporation and its subsidiary companies reserve the right to interpret, change, or terminate compensation programs at its sole discretion and at any time. This Agreement is not intended to be a contract of employment. Employment with the Company is at-will, which means I have the right to leave employment at any time and for any reason and the Company reserves the right to terminate associates on the same basis, with or without cause and with or without notice.

ACKNOWLEDGMENT
I acknowledge that I have read and understand, and I affirm my agreement to comply with, this Relocation Repayment Agreement.

Acknowledged and Agreed by: